Exhibit 5.1

Consent of Independent Auditor

            We hereby consent to the incorporation by reference in the registration statement on Form F-10 (the "Registration Statement") of FSD Pharma Inc. and its subsidiaries (the "Company") of our report dated March 15, 2021 relating to the consolidated financial statements of the Company as at December 31, 2020 and 2019 and for each of the years then ended, which is part of the Registration Statement. We also consent to the reference to our firm under the caption "Auditors" in the prospectus, which is part of the Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Ontario
April 1, 2021